Exhibit 21

Subsidiaries of Westlake Chemical Corporation

Westlake Profiles Limited

Westech Building Products Limited

Westlake NG I Corporation

Westlake NG II Corporation

Westlake International Corporation

Westlake Olefins Corporation

Westlake Chemical Holdings, Inc.

Westlake Chemical Manufacturing, Inc.

Westlake Development Corporation

Westlake Vinyl Corporation

North American Pipe Corporation

Westlake Styrene LP

WPT LP

Westlake Vinyls, Inc.

Westlake PVC Corporation

GVGP, Inc.

Geismar Holdings, Inc.

Westlake Vinyls Company LP

Westlake International Investments Corporation

Westlake Chemical Investments, Inc.

Westlake Chemical Products, Inc.

Westlake Resources Corporation

Westlake Management Services, Inc.

Westlake International Services Corporation

Westlake Polymers LP

Westlake Petrochemicals LP

Westech Profiles Limited

Westech Building Products, Inc.

Van Buren Pipe Corporation

North American Bristol Corporation